CONFIRMING STATEMENT

This Statement confirms that the undersigned, John C. Roche, has authorized and designated each of Charles F. Cronin,
J. Kendall Huber, Walter H. Stowell, and Matthew R. Frascella, acting singly, to execute and file on the undersigned's behalf, individually and in the undersigned's capacity as a trustee for various family trusts, all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of The Hanover Insurance Group, Inc.
The authority of Charles F. Cronin, J. Kendall Huber, Walter H. Stowell, and Matthew R. Frascella under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of The Hanover Insurance Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Charles F. Cronin, J. Kendall Huber, Walter H. Stowell, and
Matthew R. Frascella are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

/s/ John C. Roche
Dated: January 9, 2014